Exhibit 99.2

Horizon Quantum Holdings Pte. Ltd.

Horizon Quantum Computing Pte. Ltd.

29 Media Cir. #05-22

Singapore, 138565

+65 6591 8840

January 14, 2026

VIA EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, DC 20549

Re: Horizon Quantum Holdings Pte. Ltd./Horizon Quantum Computing Pte. Ltd.

Registration Statement on Form F-4

Representation under Item 8.A.4 of Form 20-F (“Item 8.A.4”)

Ladies and Gentlemen:

Horizon Quantum Holdings Pte. Ltd., a Singapore private company limited by shares (the “Company”), and Horizon Quantum Computing Pte. Ltd., a Singapore private company limited by shares (“Horizon”), are making this representation in connection with their filing on the date hereof of their registration statement on Form F-4 (the “Registration Statement”), relating to the business combination transaction contemplated by a business combination agreement, dated as of September 8, 2025, by and among (i) the Company, (ii) dMY Squared Technology Group, Inc. a Massachusetts corporation (“dMY”), (iii) Rose Acquisition Pte. Ltd, a Singapore private company limited by shares and a wholly-owned subsidiary of the Company, Horizon Merger Sub 2, Inc., a Massachusetts corporation and a wholly-owned subsidiary of the Company, and Horizon.

The Company and Horizon have included in the Registration Statement (i) the Company’s audited consolidated financial statements as of August 31, 2025 and for the period from August 26, 2025 (inception) through August 31, 2025, (ii) Horizon’s audited consolidated financial statements as of and for the fiscal years ended December 31, 2024 and 2023, and Horizon’s unaudited condensed financial statements as of June 30, 2025 and December 31, 2024 and for each of the six months ended June 30, 2025 and 2024, and (iii) dMY’s audited financial statements as of and for the fiscal years ended December 31, 2024 and 2023, and dMY’s unaudited condensed financial statements as of June 30, 2025 and December 31, 2024 and for each of the six months ended June 30, 2024 and 2023.

Item 8.A.4 of Form 20-F states that in the case of a nonpublic company registering its initial public offering of securities, the registration statement must contain audited financial statements of a date not older than 12 months from the date of the offering unless a representation is made pursuant to Instruction 2 to Item 8.A.4. The Company and Horizon are making this representation pursuant to Instruction 2 to Item 8.A.4, which provides that a company may instead comply with the 15-month requirement “if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.”

The Company and Horizon hereby represent that:

1.	Horizon is not currently a public reporting company in any jurisdiction and is not required by any jurisdiction outside the United States to have audited financial statements as of a date not older than 12 months from the date of filing the Registration Statement.

2.	Compliance with Item 8.A.4 at present is impracticable and involves undue hardship for Horizon.

3.	Horizon does not anticipate that is audited financial statements for the fiscal year ended December 31, 2025 will be available until after March 31, 2025.

4.	In no event will the Company and Horizon seek effectiveness of the Registration Statement if Horizon’s audited financial statements are older than 15 months.

The Company and Horizon are filing this representation as an exhibit to the Registration Statement pursuant to Instruction 2 to Item 8.A.4.

Horizon Quantum Holdings Pte. Ltd.

By:	/s/ Joseph Fitzsimons
Name:	Joseph Fitzsimons
Title:	Director and Chief Executive Officer

Horizon Quantum Computing Pte. Ltd.

By:	/s/ Joseph Fitzimons
Name:	Joseph Fitzsimons
Title:	Director and Chief Executive Officer